LEASEHOLD AND OPTION AGREEMENT

From

GEORGIA CARIBBEAN INTERNATIONAL, LIMITED, AS "GRANTOR"

- To -

CLENERGEN CORPORATION, AS: "GRANTEE"

IN CONSIDERATION OF: **One Hundred Dollars, USD ($100.00)** received by Grantor this 12th Day of **September** , 20 09, along with other good and valuable consideration(s), said Parties hereby agree to all terms and conditions to wit:

Grantor agrees to sale to Grantee, and Grantee agrees to purchase from Grantor one multi-year, leasehold, identified, herein, as Leasehold Number: GCI-2009-1; Grantor, hereby, conveys, transfers, assigns and sub-lets to Grantee, [as pursuit to Paragraph 6, "Subletting", of that certain Cooperative Republic of Guyana, State Lands / Georgia Caribbean International, Leasehold Agreement, shown as State Lands Lease, Number A12354 and recorded by Guyana's Commissioner of Lands and Surveys under File # 022221/106 as herein attached and made a part of said Leasehold as "Exhibit A], a parcel, parcels or combination of parcels comprising, and containing, no less than Five Thousand (5,000) Acres of cultivatable land. Said land shall be agriculturally fertile and specifically suitable for the commercial production of Paulownia trees of which may be grown and harvested as timber for traditional wood uses and/or for use as bio mass.

LOCATION Acreage within said Leasehold, GCI-2009-1 shall consists of acreage that is to be subdivided out of that certain 28,478-acre tract, known as Kimbia GNS, and being located within District 10 of the Lower Berbice Region of the Republic of Guyana, and lying east of the right bank of the Berbice River, approximately 70 miles upstream from the mouth of the Berbice River from where said river empties into the Atlantic Ocean at the town of New Amsterdam, Guyana, said tract, being more particularly described in Survey Plat # 31533 of Sworn Land Surveyor, J. E. Rutherford, and duly platted and recorded in the name of Georgia Caribbean International, and spread on the official records of the Guyana Government's "Lands and Survey Division" in Georgetown, Guyana.

THE MEETS AND BOUNDS... on said Leasehold, GCI-2009-1, shall be established and plotted, only, after the full, intended tree-planted acreage of said leasehold has been planted and established to the mutual and agreed-upon satisfaction of both Grantor and Grantee. Grantee, herein, agrees to accept the responsibility of the plating of said meets and bounds, and cause copies (signed off by both Grantor and Grantee) of such plats to be added and attached to this document as Exhibit B. Furthermore, Grantee agrees to comply and implement such requirement no later than ninety days after the full completion and establishment of said intended acreage.

THE TERM OF OWNERSHIP for this Leasehold shall begin, immediately, upon the date of which both Grantor and Grantee will have each duly set their respective and witnessed hand to the provided and designated space, hereof. Said Leasehold shall exist for a period of ten years from described beginning date herein given of which time Leasehold terminates. At said termination date, Grantee shall have the option to renew Leasehold for another ten-year period under the same or similar terms, and with such terms being reviewed and agreed upon by both Grantor and Grantee. Leasehold may be renewed eight times in increments of ten years each, thereby providing a possible , leasehold lifespan of up to ninety years. In the event Grantee elects to not renew Leasehold, Grantee shall notify Grantor in writing no less than 180 days prior to the nearest designated renewal date.

OPTION TO PURCHASE ADDITIONAL LEASEHOLD: Grantor hereby provides to Grantee an irrevocable option, giving Grantee the option to purchase a leasehold or leaseholds on, and up to, an additional 145,000 acres of land being of the same, or similar to, that as set out and described in the last sentence of the first paragraph of Agreement, herein, and with such additional land being provided out of land parcels belonging to the Grantor, and at such price as may be mutually agreed upon between the Parties, hereto. This option shall be available to the Grantee until September 15, 2099. Futhermore, Grantee, hereby, agrees that Grantor shall be Grantee's exclusive land acquisition agent of record for the countries of Guyana and Brazil for the life of said described option, or for a period of ten years, ending September 15, 2019, providing that said 145,000-acre option would have been fully exercised by said date of September 15, 2019.

LEASEHOLD COST AND PAYMENT SCHEDULE Ownership cost for Clenergen Leasehold 2009-1 shall be calculated at $11.00 USD, per acre, per year. Payments shall become due on the first day of the first year of the stated, ten-year leasehold segment, and on the anniversary date of each of said segment's nine succeeding years, thereafter. No later than thirty days past the beginning of Year Ten of said ten-year leasehold segment, the Parties of Grantor and Grantee, hereof, agree to review, and mutually determine the lease rate(s) for the next, and upcoming, ten-year segment, and to cause such determined rate schedule to be reduced to writing, and made an addendum to, and a part of this Leasehold Agreement. Without further, mutual consent of the Parties, herein, having been reduced to writing, and made an addendum to this Agreement, said ten year review process, as stated herein, shall remain in force throughout the term of said Ninety-year Leasehold Agreement as described, herein.

SPECIAL FIRST YEAR PAYMENT PROVISION: In the essence of time, and in order to expedite this Agreement more fully for the mutual benefit of both the Parties, Grantor hereby consents to the following pay schedule for the first year's Lease payment, only:
US$ 100 on or before the date of signing
US$ 14,900 on or before October 31, 2009
US$ 20,000 on or before December 15th 2009
US$ 20,000 on or before January 30th 2010

GRANTOR HEREBY RESTRICTS, and Grantee hereby accepts that the use of said land, herein described, be restricted to the growing of plantation trees of the specie and variety agreed upon

by both Grantor and Grantee and within all the terms herein set forth. Furthermore, Grantee agrees to abide by all applicable laws and regulations of the Republic of Guyana, and more particularly those as set out in State Lands Lease, No. 12354, being herein attached as Exhibit A. In the event of Grantee's non-compliance to the laws, rules and/or regulations of this Agreement and/or those laws, rules and/or regulations relating to said State Lands Lease, No. 12354, Grantor, herein, reserves the right of all legal remedies at hand.

TERMINATION: Both parties agree, hereto, that this agreement may be terminated by either of the Parties within the first 30 days from the date of execution, hereof.

JURISDICTION: The Parties hereto agree that the laws of Nevis, WI shall govern. All disputes, and/or all other conflicting legal matters between the Parties, herein, and arising out of this Lease Agreement shall be brought, only, in the Country of Nevis and before its Courts of competent jurisdiction.

MODIFICATIONS: This Agreement, or any portion, thereof, may be modified, revised or amended by no other process short of the written consent of the signatory parties, herein

All Parties to this Agreement do hereby bind their heirs, assigns, representatives, and/or successors to all terms, conditions, promises, obligations, and covenants herein contained, as hereof set forth by their respective hand and seal, below.

Grantor: John B. Dufry
GEORGIA CARIBBEAN INTERNATIONAL LIMITED

Title: President DATE 09/14/09

Witness: Martha McCurdy

Grantee:
CLENERGEN CORPORATION

Title: DATE

Witness: ______________________